LYNCH CORPORATION
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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In Thousands, Except Per Share Data
                                                    Year ended December 31,
                                                       1996    1995   1994
PRIMARY
EARNINGS:
 INCOME BEFORE DISCONTINUED OPERATIONS AND
  EXTRAORDINARY ITEM                               $4,794   $5,469   $2,701
 Discontinued Operations                             (750)    (324)    (109)
 Gain (Loss) on early extinguishment of debt       (1,348)             (264)
 NET INCOME                                         $2,696   $5,145   $2,328


SHARES:
 Weighted average common shares outstanding (000s) 1,388 1,379 1,330 Net effect of average options to acquire common shares, based upon the Treasury Stock Method
  using the average stock price                        17        28       7
   TOTAL                                            1,405     1,407   1,337

EARNINGS PER SHARE:
 INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         $ 3.41    $ 3.89   $2.02
 Discontinued Operations                            (0.53)    (0.23)  (0.08)
     Gain (Loss) on early extinguishment of debt    (0.96)            (0.20)
 NET INCOME                                        $ 1.92    $ 3.6   $ 1.74

ASSUMING FULLY DILUTION
EARNINGS:
 INCOME BEFORE DISCONTINUED OPERATIONS
  AND EXTRAORDINARY ITEM                           $4,794    $5,469  $2,701
 Add after tax interest expense applicable
  to Convertible Debentures                                             481
                                                    4,794     5,469   3,182
  Discontinued Operations                            (750)     (324)   (109)
 Gain (loss) on early extinguishment of debt       (1,348)             (264)
 NET INCOME                                        $2,696    $5,145  $2,809

SHARES:
 Weighted average common shares outstanding (000s) 1,388 1,379 1,330 Weighted average number of common stock assuming
  conversion of convertible debentures                                  294
 Net effect of average options to acquire common
  shares, based upon the Treasury Stock Method
   using the year end stock price                      17       28       13
    TOTAL                                           1,405    1,407    1,637

EARNINGS PER SHARE:
 INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         $ 3.41   $ 3.89    $1.95
 Discontinued Operations                            (0.53)   (0.23)   (0.07)
 Gain (Loss) on early extinguishment of debt        (0.96)            (0.16)

  NET INCOME                                       $ 1.92   $ 3.66   $ 1.72
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